EXHIBIT 99.1


BEAR STEARNS AGREES TO SECURED LOAN FACILITY WITH JPMORGAN CHASE

NEW YORK - New York - March 14, 2008 - The Bear Stearns Companies Inc. announced today it reached an agreement with JPMorgan Chase & Co. (JPMC) to provide a secured loan facility for an initial period of up to 28 days allowing Bear Stearns to access liquidity as needed. Bear Stearns also announced that it is talking with JPMorgan Chase & Co., regarding permanent financing or other alternatives.

Alan Schwartz, president and chief executive officer of The Bear Stearns Companies Inc., said, "Bear Stearns has been the subject of a multitude of market rumors regarding our liquidity. We have tried to confront and dispel these rumors and parse fact from fiction. Nevertheless, amidst this market chatter, our liquidity position in the last 24 hours had significantly deteriorated. We took this important step to restore confidence in us in the marketplace, strengthen our liquidity and allow us to continue normal operations."

The company can make no assurance that any strategic alternatives will be successfully completed.

      Media Contact:
      Elizabeth Ventura       (212) 272-9251
      Russell Sherman         (212) 272-5219


Bear Stearns
Founded in 1923, The Bear Stearns Companies Inc. (NYSE: BSC) is a leading financial services firm serving governments, corporations, institutions and individuals worldwide. The Company's core business lines include institutional equities, fixed income, investment banking, global clearing services, asset management, and private client services. Headquartered in New York City, the Company has approximately 14,000 employees worldwide. For additional information about Bear Stearns, please visit the firm's website at www.bearstearns.com.

Certain statements contained in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. For a discussion of the risks and uncertainties that may affect the company's future results, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations' and "Risk Management" in the company's 2008 Annual Report on Form 10-K which has been filed with the Securities and Exchange Commission.




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